Bancorp of New Jersey, Inc. 8-K

Exhibit 99.1

BANCORP OF NEW JERSEY, INC. ANNOUNCES RECORD EARNINGS

February 4, 2010

Fort Lee, NJ  -  Bancorp of New Jersey, Inc. (NYSE-AMEX:  BKJ), holding company for Bank of New Jersey, reported record annual and fourth quarter net income.  For the year ended December 31, 2009, net income reached $1.3 million, or $0.25 per diluted share, compared to $527 thousand, or $0.10 per diluted share, for the year ended December 31, 2008.  For the quarter ended December 31, 2009, net income reached a fourth quarter record level of $435 thousand, or $0.08 per diluted share, compared to $174 thousand, or $0.03 per diluted share, for the quarter ended December 31, 2008.  The net income generated during each of these periods represents the highest net income ever achieved by the Company during these respective periods and continues the Company’s profitability.

During the year ended December 31, 2009, net interest income increased by 38.3% and exceeded $9.5 million compared to approximately $6.9 million for the year ended December 31, 2008.  For the quarter ended December 31, 2009, net interest income reached $2.7 million, an increase of approximately $800 thousand, or approximately 44.7%, over the $1.9 million of net interest income earned during the fourth quarter of 2008.  These increases are reflective of management’s focus on and success improving its net interest income during periods of falling interest rates.  As a result of improved net interest income, the company was able to absorb increases in noninterest expense as a result of increased FDIC insurance expense, the impact of the FDIC special assessment during the year, and increased costs associated with continued branch expansion during 2009.

Bancorp of New Jersey’s total assets grew by approximately 5.1% to $319.6 million at December 31, 2009 compared to $304.1 million at December 31, 2008.  The Company also experienced continued growth in its loans, deposits, and equity as well.  Total loans reached $263.9 million at December 31, 2009 compared to $234.9 million at December 31, 2008, an increase of $29.0 million, or 12.3%.  Total deposits increased to $267.1 million at December 31, 2009 from $254.0 million at December 31, 2008, an increase of $13.1 million, or 5.2%.  Stockholders’ equity grew to $49.5 million at December 31, 2009 from $47.9 million at December 31, 2008, reflecting an increase of $1.7 million, or 3.5%.  The increase in equity is net of the effect of the 30 cent per share special cash dividend which was declared during 2009 and totaled approximately $1.5 million.

Bank of New Jersey, headquartered at 1365 Palisade Avenue, Fort Lee, New Jersey, offers convenient hours and a high level of service for traditional consumer and commercial products and services.  The Bank, currently, has 6 branch offices located in Fort Lee (3 locations), Hackensack, Haworth, and Harrington Park, all in Bergen County, NJ.  A seventh location in Englewood, NJ, has received regulatory approvals and is expected to open during the summer of 2010.

For more information about Bank of New Jersey and its products and services, please visit http://www.bonj.net or call 201-944-8600.

If you would like to receive future Bancorp of New Jersey announcements electronically, please email us at shareholder@bonj.net

Forward-Looking Statements
This press release and other statements made from time to time by Bancorp of New Jersey’s management contain express and implied statements relating to our future financial condition, results of operations, credit quality, corporate objectives, and other financial and business matters, which are considered forward-looking statements.  These forward-looking statements are necessarily speculative and speak only as of the date made, and are subject to numerous assumptions, risks and uncertainties, all of which may change over time.  Actual results could differ materially from those expected or implied by such forward-looking statements.  Factors which could cause our actual results to differ materially and adversely from such forward-looking statements include risks and uncertainties relating to pricing pressures on loan and deposit products; competition; changes in economic conditions nationally, regionally and in our markets; the extent and timing of actions of the Federal Reserve Board; changes in levels of market interest rates; customer acceptance of our products and services; credit risks of lending activities; changes in the conditions of the capital markets in general and in the capital markets for financial institutions; and the extent and timing of legislative and regulatory actions and reforms; as well as other factors detailed from time to time in our filings with the Securities and Exchange Commission or in other generally disseminated documents.  Any statements made that are not historical facts should be considered to be forward-looking statements.  You should not place undue reliance on any forward-looking statements.  We undertake no obligation to update forward-looking statements or to make any public announcement when we consider forward-looking statements to no longer be accurate, whether as a result of new information of future events, except as may be required by applicable law or regulation.

Bancorp of New Jersey, Inc.
Financial Highlights
(unaudited)
(dollars in thousands, except per share data)

	Three months ended		For the year ended
	December 31		December 31,
INCOME STATEMENT	2009	2008	2009	2008
Net Interest Income	$2,711	$1,874	$9,559	$6,911
Provision for loan losses	145	146	424	459
Noninterest Expense, net	1,834	1,422	7,000	5,505
Pretax Income	732	306	2,135	947
Tax Expense	297	132	878	420
Net Income	$435	$174	$1,257	$527

Basic Earnings per Share	$0.08	$0.03	$0.25	$0.10
Diluted Earnings per Share	$0.08	$0.03	$0.25	$0.10

Weighted Average Shares – Basic	5,207	5,065	5,112	5,023
Weighted Average Shares – Diluted	5,207	5,065	5,112	5,090

SELECTED BALANCE SHEET DATA AT END OF PERIOD	12/31/2009	12/31/2008
Total Loans	$263,944	$234,936
Allowance for Loan Losses	2,792	2,371
Investment Securities	25,826	18,077
Total Assets	319,608	304,104
Total Deposits	267,143	254,006
Stockholders’ Equity	49,535	47,864